Exhibit 10.1
Employment Contract

The employment contract (hereinafter referred to as the "Contract") entered into on October 18, 2010 in Daqing City, the parties are:

Daqing Qing Ke Long Chain Commerce Co., Ltd., a company under the People’s Republic of China (hereinafter referred to as "China", the purpose of this contract, excluding Hong Kong SAR China, Macao Special Administrative Region and Taiwan region) the laws of the limited liability company (hereinafter "Company").

Party A
Legal representative: Zhuangyi Wang
Address: Dongfeng Village, Daqing City Saertu by Street

Party B
Tsz-Kit Chan, Hong Kong residents (hereinafter referred to as "employee")
Hong Kong identity card number: K516232 (7)
Address: Flat B 8th Floor, Tung Shan Mansion Taikoo Shing, Hong Kong,

1.	POSITION AND RESPONSIBILITIES

1.1              Positions. The Company employs the employee as chief financial officer (CFO) position. The overall responsibilities are providing services of capital market-related works and financial strategies, including but not limited to the Company’s affiliates - Nasdaq listed company QKL STORES INC.'s financial reporting.  Employee should be in accordance with the industry standard usually associated with the job-related duties and the Company may also assign other related duties.

Employee should report to the Company's CEO Mr. Zhuangyi Wang. Employee's terms of responsibilities will be adjusted when necessary.

1.2              Duty. Company will provide employee with a job description outlining the duties and obligations of employee at work. According to job requirements, employee would need to travel in China and overseas.  Employee should be familiar with the company’s expense claiming policy on traveling. In specific, employee can reimburse any expenditure on the maintenance of his professional qualifications, including but not limited to the membership fees, registration fees, examination fees, continuing education courses and other expenses relating to professional organizations such as American Institute of Certified Public Accountants (AICPA), Association of Chartered Certified Accountants (ACCA) and the Hong Kong Institute of Certified Public Accountants (HKICPA).

1.3              Other activities. During employment period, the employee shall make its best time, energy and ability to fulfill his duties, to diligence, loyalty and conscientious and with responsible attitude to promote the development of business and should be of its own best efforts to promote the interests of Party A.

1.4              No conflict. Employee represents and warrants that, the employee signed this contract, to accept the Company to employ and discharge its responsibilities under this contract does not violate the employee may have to other employers, individuals or institutions any obligation, including any other individual or agency specifically or confidential information which has any obligations.

1.5              Holiday. In accordance with applicable laws, regulations, this contract and staff handbook of the Company, the employee shall be entitled to the minimum annual leave and statutory holidays under the Labor Law in China and Hong Kong.

1.6              Working hours. The Company and the employee agree that due to the professional nature of works, the employee will not have a fixed working hour system. The Company and employee here confirm that, the employee's job function determines the amount of payment of its work. Remunerations stipulated by the contract have fully compensated the employee.

1.7              Place of work. Place of work in Hong Kong, but for the completion of duties, the Company would require employee to arrive promptly to the location of the Company. In the performance of its duties under this contract, the employee may be required to work in a place other than Hong Kong and Daqing.

1.8              General Insurance. Company will provide employee with health insurance and business travel protection.

2.	SALARY AND BENEFITS

2.1              Salary. Employee's salary after tax is 50,000 yuan / month. Employee's salary will be paid by wire transfer to a designated financial institution. Salaries are payable at the end of the month.

2.2              Employee stock options. According to the Company's employee stock options plan, the employee will be granted subscription options on an annual basis based on his performance of the work and performance of listed company.

2.3              Social insurance. Employee confirms that the salary of the contract includes the cost of social insurance. The Company are not required to buy any social insurance for employee.

2.4              Tax. Employee benefits and salary income and the option should be involved in the tax burden borne by the employee, the Company will deduct the total wages of employee of the tax and the tax on behalf of the employee's pay to the relevant government departments.  The salary of this contract is after deduction of tax.

3.	CONTRACT PERIOD

3.1              Contract period. After signing, the contract is valid for 2 years ("Term") unless earlier terminated in accordance with the provisions of this contract.

3.2              Contract renewal. At least 30 days before the expiry of the contract, the Company and employee can renew the contract, or the Company upon written notice to employee can refuse to renew the contract. If the Company decides to renew the contract, the employee should decide before the expiry of the contract to accept or reject the renewal. If the employee fails to respond before the expiration of the contract, it should be regarded as the employee agrees that the contract duration was renewed, and the terms and conditions of this contract will be the same.

4.	LABOR DISCIPLINE

4.1              Labor discipline. Employee shall abide by the terms of this contract and the Company developed all of the relevant provisions of the labor discipline in the employee handbook or other document listed in the other work systems and procedures. Executive or employee shall comply with the rules and regulations.

4.2  Communication with the outside world. Without the Company’s prior approval or authorization, the employee cannot communicate with party other than the party A for terms and working conditions on the job, the company's business and related matters.

5.	TO TERMINATE THE CONTRACT BY THE COMPANY

5.1              Dismissal without notice. If any one of the following conditions occurs, the Company can at any time dismiss an employee without notice:

(a)              Serious violation of company rules and regulations;

(b)              Serious dereliction of duty or practices graft, causing significant harm to the interests of the company;

 (c)              Be held criminally responsible.

5.2              Dismissal after notice. Any of the following circumstances, the Company can make written notice of 30 days prior dismissal of employee:

(a)           Employee with non-occupational diseases or non-work related injury, medical treatment period expires, and still cannot perform the original work, and cannot perform other works arranged by the Company;

(b)              Employee cannot reach an appropriate level of performance, even after training or work;

(c)              The circumstances at the conclusion of the contract have changed significantly, resulting in inability to perform the contract, even though The Company in consultation with the employee;

(d)              In order to avoid bankruptcy of the Company, or because of serious difficulties in operations, management needs to cut staff, after consultation with the staff union or employee provided that it is compliance with other relevant law;

(e)              Relevant laws or regulations in other circumstances.

If the employee's dismissal is based on the above (a), (b) or (c) any circumstances referred to, the Company may elect to pay an additional month's wages of employee to replace its 30-day advance written notice sent obligations.

5.3              Compensation. If the Company pursuant to Article 5.2 of the dismissal of employee, the Company in accordance with relevant laws and regulations shall pay economic compensation to employee.

6.	TERMINATE THE CONTRACT BY EMPLOYEE

6.1              Resigned after notification. Employee can terminate the employment relationship by giving thirty (30) days written notice to the Company. If the employee resigns by this method, the Company has no obligation to any financial compensation paid to employee. If the employee fails to under Article 6.1 to give at least thirty (30) days written notice to the Company for his termination of employment relationship, the Company should be compensated by the employee. The compensation should be based on daily wages for employee and the number of days of the notice should be made to.

6.2              Resignation without notice. Notwithstanding the provisions of Article 6.1, an employee can at any time terminate the contract without notice to the resignation of the Company:

(a)              Company does not provide a safe working environment;

(b)              Company under this contract is not timely, full payment of remuneration or provides working conditions;

(c)              Company violates laws and administrative regulations, violation of employee benefits;

(d)              Applicable laws or regulations in other circumstances.

6.3              Financial compensation. If an employee resigns pursuant to section 6.2, the Company shall pay economic compensation to employee in according to the relevant legal provisions.

7.	OBLIGATIONS AFTER TERMINATION OF THE CONTRACT

7.1              Return of property. Employee agrees that employee whose employment is provided during the period, or created or produced by employee of all property (including, without limitation, all equipment, tangible proprietary information, documents, records, records, contracts and computer-generated materials) are the property of Company, and should be returned to the Company immediately when the contract is terminated.

7.2              Resign. After the termination of the employment relationship, employee shall cooperate with the Company for its work of finishing appropriate works and orderly transfer of work to other employee.

8.	PRIVACY POLICY

8.1              Confidential information. Employee represents, warrants and undertakes that, without prior written consent by the Company, employee shall not disclose to any third parties or use for purposes other than performing their duties employee any intellectual property rights, management and business model, customers, vendors, employee and other sources as well as the relationship between the entities any information (hereinafter referred to as "Confidential Information") from which the employee acquires during his employment period.

8.2              Competition. Employee agrees that before or at the termination of contract, Company can choose to complete Appendix A (the appendix is an integral part of this contract). The provisions of Appendix A will need to follow the non-competition obligations of employee time ("non-compete period ') and the company will pay to the employee, a certain percentage of the employee basic salary compensation (" non-compete compensation "). specified in Appendix A. "Non-compete period" and "non-compete amount" is final, decisive. Employee understand if the Company decided not to complete Appendix A, the employee do not have to follow non-competition obligations after the end of employment and the employee also will not get compensation.

9.	APPLICABLE LAW AND DISPUTE RESOLUTION

9.1              Applicable law. This contract, the implementation and interpretation and dispute settlement should apply the laws of China.

9.2         Dispute Resolution. Both sides should resolve the labor dispute in accordance with the following procedures:

(a)              The two sides should first resolve any dispute that occurs during the performance of this contract through negotiation and mediation.

(b)              If the negotiation and mediation is unsuccessful, both parties should go to the company’s local labor dispute arbitration committee for arbitration; either party refuses to accept the ruling of labor dispute arbitration committee, both parties should go to the people's court according to law.

10.	OTHER

10.1              Amendments. Without the signed writing by the authorized representatives of employee and the Company, there should not be any amendment or changes to this contract. Failure to exercise any right under the contract does not constitute a waiver of that right.

10.2              Notice. Under this contract, any notice must be made in writing to the appropriate address, listed on the first page of this contract, of employee and the Company. Notice under this Agreement shall be in effect under the following circumstances: (a) when delivered by hand and to be served personally; (b) When delivery by overnight delivery or registered mail, the time of receipt of a written receipt; or (c) when sent by e-mail or fax, when confirmation of receipt of electronic transmission. The employee has obligation to notice in writing of any change of its address. Notice of change of address is valid only to be served in accordance with the above circumstances.

10.3              Complete the contract. The contract is the subject of the contract the two sides reached the final, complete and exclusive contract, and replaces, and merge the two sides before or at the same time the subject of this contract the reach of all oral or written statements, negotiations, proposals, negotiations , conditions, communications and conventions, and habits of all previous transactions, and industry practice.

10.4              Contract. Two (2) original contract is signed, each party hold an original.

(No text below.)

(No text in this page, signature page of this contract.)

IN WITNESS WHEREOF, the parties hereto the date first above stated signed this contract.

Company: Daqing Qing Ke Long Chain Commerce Co., Ltd. (Seal)

Authorized Representative: Zhuangyi Wang

Title:   CEO

/s/ Zhuangyi Wang

Employee: Tsz-Kit Chan

Signature:  /s/ Tsz-Kit Chan

Appendix A

Post-termination non-competition clause

Employee acknowledges that the Company and its users, customers, vendors, employee and other entities is the Company valuable business asset, if an employee after termination with the Company competes directly with the Company, it will likely lead to proprietary information from unauthorized use or disclosure or cause the Company to its users, customers, vendors, employee and other entities, the relationship between the interference and unauthorized use or disclosure that is difficult to be identified or confirmed. Therefore, the employee agrees to the following non-competition period alone or with others not engaged in business the same, similar or competing business, and not with the company's business the same, similar or competing company office.

Non-competition period (up to 24 months):	_______ Month
Basic wage = average of the last 12 months of basic wage:	_______ RMB
Prohibition of non-competition compensation ratio:	_______ %
Month non-competition compensation = Basic salary x proportion of non-competition compensation:	_______RMB

Daqing Qing Ke Long Chain Commerce Co., Ltd.

Signature of Authorized Representative：

Title:

Date:

Employee Name:

Signature:

Date: